 Exhibit 3.1

[flag] Industry Canada                                                                Industrie Canada

Certificate of Incorporation Canada Business Corporations Act	Certificat de constitution Loi canadienne sur les societes par actions

THE LECTURENET LEARNING CORPORATION                                                              397901-6

Name of corporation-Denomination de la societe

I hereby certify that the above-named
corporation, the articles of incorporation of
 which are attached, was incorporated under
the Canada Business Corporations Act.

Corporation number-Numero de la societe

Je certifie que la societe susmentionnee, dont
les statuts constitutifs sont joints, a ete
constituee en societe en vertu de la
Loi canadienne sur les societes par actions.

JEFFERSON THACHUK	December 3, 2001 lie 3 decembre 2001
Director - Directeur	Date of Incorporation - Date de constitution

Canada [flag]